EXHIBIT 10.40

               FUEL SUPPLY MANAGEMENT AGREEMENT

             THIS AGREEMENT is made effective on the 10th day of October, 1990 by and between:

      PANDA-ROSEMARY CORPORATION, a Delaware corporation, with principal offices in Dallas, Texas, hereafter referred to as "PANDA"; and

     NATURAL  GAS CLEARINGHOUSE, a Colorado general
     partnership, with   principal   offices  in  Houston,
     Texas,   hereafter referred to as "NGC".

WITNESSETH, THAT:

     WHEREAS, PANDA is engaged in the development, construction and operation of a cogeneration electricity generating facility (the "Facility") in Roanoke Rapids, North Carolina together with a 9.6 mile pipeline (the "Panda
Pipeline") to interconnect  with the pipelines   of  North
Carolina Natural Gas Corporation ("NCNG"), Transcontinental Gas Pipe Line Corporation ("Transco") and Columbia Gas Transmission Corporation ("Columbia") near Pleasant Hill, Northampton County, North Carolina (hereinafter called the "Facility"); and

     WHEREAS,  NGC  is a gas and oil marketing organization
with the  capability  to  perform  fuel  management   services
for industrial companies as to natural gas and other fuels;
and

     WHEREAS, PANDA desires to hire and retain NGC to manage the acquisition and transportation of fuel to the Facility and NGC wishes to be hired and retained therefor.

     NOW  THEREFORE, in consideration of the mutual  covenants,
obligations  and  considerations  hereinafter  set   forth,
the parties hereto do hereby contract and agree as follows.

                          ARTICLE I.
                          DEFINITIONS

1.01   "Best   Cost"  shall  mean  the  lowest  price
reasonably available for reliable supplies and transportation of Gas and/or No. 2 fuel oil meeting the specifications established for the Faciality, when purchased in similar quantities for delivery to the same point and at the same point in time.

1.02 "Btu" shall mean the amount of heat required to raise the temperature of one pound of water one degree at 60 degrees
Fahrenheit.

1.03 "Commercial Operations Date" shall mean the date that the Facility is ready to commence commercial operations.

1.04 "Dekatherm" or "dt" shall be equivalent to one (1) MMBtu.

1.05 "Delivery Point" shall mean the point of interconnection between the Transporter's sales meter and the Panda Pipeline near Pleasant Hill, Northampton County,
North Carolina, unless otherwise expressly agreed in writing between NGC and PANDA.

1.06   "Electrical   Dispatch"  shall  mean   the   quantity
of electricity which Virginia Electric Power Company requires the Facility to generate from time to time.

1.07 "Facility"- shall mean the steam, chilled water and power generation facilities owned by PANDA its successors and assigns in Roanoke Rapids, North Carolina or in the immediate vicinity of Roanoke Rapids.

1.08 "Financiers" means (a) any individual or entity lending money to PANDA for the construction or term financing of the Facility, or the establishment and/or maintenance of working capital requirements, or the refinance or take-out of any such loan; or, (b) any lessor under a single investor or leveraged lease finance arrangement.

1.09 "Force Majeure" as employed herein and for all purposes relating hereto shall mean any situation or occurrence not reasonably within the control of the party claiming suspension and which, by the exercise of due diligence, such party is unable to prevent or overcome, and shall include, not by way of limitation, acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, hurricanes, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, breakage or accident to machinery or lines of pipe including
the   Facility,  freezing  of  wells  or pipelines,
curtailment of transportation, the necessity for making repairs or alterations to machinery or lines of pipe including the Facility, inability of any party hereto to obtain necessary materials, supplies, licenses or permits (or unavoidable delays, after the exercise of reasonable diligence, in acquiring such materials, supplies, licenses or permits), and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty. However, Force Majeure shall not be applicable to a failure to pay sums of money owed.

1.10 "Gas" or "Natural Gas" shall mean gas in its natural state as produced from an oil, gas or gas condensate well as well as residue gas resulting from gas processing, and which gas is then treated so as to comply with the quality specifications of the interstate pipeline transporting such Gas to markets for consumption.

1.11 "Interest" shall mean the compensation for the accrual of monetary obligations under this Agreement computed monthly and prorated daily, from the time each such obligation becomes due and payable, based on an annual interest rate equal to the Prime Rate plus one (1) percent. For purposes hereof, Prime Rate shall mean the rate of interest from time to time publicly announced by The Chase Manhattan Bank, N.A., at its principal office, presently located at 1 Chase Manhattan Plaza, New York, New York 10081, as its prime commercial lending rate, determined as of the time such obligation becomes due and payable, or the maximum non-usurious rate of interest allowed by the laws of the State of North Carolina, whichever is less.

1.12 "MMBtu" shall mean one million Btu's.

1.13 "Month" shall mean the period beginning at eight o'clock A.M. on the first Day of a calendar Month and ending at eight o'clock A.M. on the first Day of the next succeeding calendar Month.

1.14 "NCNG" shall mean North Carolina Natural Gas Corporation.

1.15 "PANDA Pipeline" shall mean that certain natural gas pipeline which PANDA has built or will build between Pleasant Hill, North Carolina and the Facility, together
with   all appurtenant safety and other operating equipment
required in  the operation of a high pressure gas pipeline.

1.16 "Receipt Point" shall mean the point or points on Transporter's pipeline set forth on Exhibit "A" attached hereto and as the same may be amended from time to time.

1.17 "Transporter" shall mean the interstate pipeline or pipelines taking delivery of Gas at the Receipt
Point  and transporting same to the Delivery Point.

1.18 "Year" shall mean a contract year (rather than a calendar year unless the context clearly contemplated a calendar year) which shall mean a period of three hundred sixty-five (365) consecutive days, the first such contract year beginning at eight o'clock A.M. on the Day of first delivery of Gas hereunder; provided, however, that any such year which contains a date of February 29 shall consist of three hundred sixty six (366) consecutive days.

                          ARTICLE II.
              NATURAL GAS RESPONSIBILITIES OF NGC

2.1 NGC will do the following with regard to the acquisition and transportation of natural gas:

        A. Advise PANDA and assist in the negotiation of natural gas purchase and transportation agreements for the full requirements of the Facility;

        B. Purchase and arrange for delivery, as agent for PANDA, of quantities of natural gas as approved by PANDA.

        C. Manage all plant and pipeline dispatching, allocation, invoicing, verification of volumes to assure adequate fuel supply to plant at all times.

        D. Negotiate  discounts  from  interruptible   and
           firm pipeline  transportation fees as to
           transportation of gas supplies to the Facility, it being understood that NGC will be entering into
           interruptable transportation agreements   pending
           the  availability   of   firm transportations;
           and

        E. Supervise and conduct communications between and among the Facility, NCNG, any pipelines which may transport gas on behalf of PANDA or NGC for delivery to the Facility, and natural gas producers to ensure delivery of reliable and economically priced gas supplies to the Facility.

                         ARTICLE III.
               FUEL OIL RESPONSIBILITIES OF NGC

3.1 NGC will do the following with regard to the acquisition and transportation of fuel oil:

        A. Advise PANDA and assist in the negotiation of fuel acquisition, inventorying, deliveries, and fuel oil hedging agreements.

        B. Supervise and conduct invoicing and verification of delivery volumes and quality specifications.

        C. Purchase and arrange for delivery, as agent for PANDA, of quantities of fuel oil as approved by PANDA.

                          ARTICLE IV.
                         COMPENSATION

4.1 PANDA will pay the following amounts to NGC:

        A. Four cents ($0.04) for each MMBtu of natural gas which is actually purchased and transported to the Facility pursuant to arrangements made by NGC; or,

        B. Three cents ($0.03) for each MMBtu of natural gas reserves owned by PANDA and transported to the Facility pursuant to arrangements made by NGC.

        C. Two-tenths of one cent ($0.002) for each gallon of fuel oil which is actually purchased and delivered to the Facility pursuant to arrangements made by NGC.

4.2 So long as that certain Gas Purchase Contract between PANDA and NGC dated April 12, 1990 (which provides for certain minimum volumes of gas to be delivered to the Facility) remains in effect, NGC shall not be compensated for performing the duties and obligations set forth in this Agreement as to such gas volumes.

4.3 In the event that in a given month NGC arranges for natural gas supplies at a delivered price less than the Benchmark Delivered Price for such month, then PANDA will pay NGC an amount equal to sixty percent (60%) of the difference in such price. The Benchmark Delivered Price is composed of the Benchmark Gas Price together with the Benchmark Transportation Rate. For purposes of this agreement, the Benchmark Gas Price is the Index Price set forth in the first issue each month of Inside F.E.R.C.'s Gas Market Report for Zone 3 (Station 65) on Transcontinental Gas Pipe Line Corporation and the Benchmark Transportation Rate is the lower of the maximum transportation rate or general discounted transportation rate in effect for such month from Zone 3 to Zone 5 on Transcontinental Gas Pipe Line Corporation plus applicable surcharges.

                          ARTICLE V.
                       TERM OF AGREEMENT

5.1 This agreement shall be effective from and after the date hereinabove written and shall have a term equal to the longer of five (5) years from the date of commercial operations of the plant or the term of that certain Gas Purchase Contract dated April 12, 1990 between PANDA and NGC.

5.2  This agreement may be terminated by PANDA upon thirty
(30) days notice if NGC fails to perform its obligations hereunder. Such failure to perform shall include:

        A. Failure to arrange for the purchase or transportation of natural gas or fuel oil when required by the Facility.

        B. Arranging for natural gas delivered to the Facility with a price more than $.04 per MMBtu above the Benchmark Delivered Price.

                          ARTICLE VI.
               HEDGING ARRANGEMENTS AND BEST COST PRICING

6.1  NGC  shall monitor Gas and No. 2 fuel oil market
conditions and   shall  communicate  with  PANDA  monthly
regarding  market expectations   and  opportunities,
recommending  price   hedging strategies,  utilizing  futures
and options on the New York Mercantile Exchange, when advisable. NGC shall execute and administer hedging transactions as approved by PANDA. For such hedging transactions PANDA shall pay a transaction fee of one-half cent ($.005) per MMBTU of gas of five cents ($.05) per barrel of No. 2 fuel oil. PANDA shall advance funds to NGC to cover the initial and subsequent maintenance margin required to effect said hedging transaction, or alternatively at NGC's option, shall pay NGC a working capital charge to cover its cost of capital for funding such transaction on behalf of PANDA.

6.2 NGC will endeavor on a best-efforts basis, at all times during the continuation of this Agreement, to arrange for the purchase and transportation of natural gas and/or fuel oil supplies for the Facility on a "Best Cost" basis.

                          ARTICLE VII
                            PAYMENT

7.1 On or before the tenth (lOth) day of each month following the month in which services were provided by NGC hereunder, NGC shall furnish a statement to PANDA showing the quantity of gas (expressed in MCF and dekatherms) delivered to the Facility together with NGC's invoice for all sums due from PANDA to NGC therefor and including the fees for any applicable gas transportation incurred and paid for by NGC and also including any sums due for sharing of gas transportation discounts received.

            A. As  to invoices relating to natural gas
            purchases and fees due on gas transportation, within fifteen (15) days after receipt of said statement but in no event earlier than the 25th
            day of the month following  the month   in  which
            services were provided by NGC hereunder), PANDA shall wire transfer funds to cover said statement to the bank designated by NGC in such statement.

         B. As to invoices relating to No. 2 fuel oil, within ten (10) days after receipt of invoice, PANDA shall wire transfer funds to the bank designated by NGC in said invoice.

         C. Should   either  party hereto fail   to   pay   the
            full  amount  due on any statement or invoice  when
            the same is  due,  then  Interest on the unpaid balance
            shall  accrue  from  the  date  such   payment   or
            payments was/were due until the same is/are paid.
            If PANDA fails to pay any such statement or invoice for thirty (30) days beyond the due date,  then,  subject to notification of  PANDA's
            Financiers  as  hereinbelow  provided,    NGC   may
            suspend performance of its obligations hereunder until such invoice or invoices is/are paid.

7.2 In the event of a dispute as to the amount due to NGC, PANDA shall nevertheless pay the undisputed portion of the invoice pending settlement of the dispute.

7.3 In the event that it is determined by any regulatory or legislative body having jurisdiction over the pricing of gas or No. 2 fuel oil or the fees charged by pipelines or other carrier transporting such fuels that PANDA has underpaid or overpaid therefor, then the parties hereto shall adjust their accounts within thirty (30) days after final determination of the amount of such over or under payment. In no event, however, shall NGC be obligated to refund any fees  previously paid  to  NGC for its
services rendered hereunder, and  in  the event   such
actions  would  reduce  the  fee  to   be   paid
prospectively to NGC for its services, then NGC reserves the right to terminate this agreement.

7.4 It is expressly understood and agreed that PANDA will reimburse to NGC, in addition to all other amounts due to be paid to NGC hereunder, the cost of all letters of credit which NGC is required to provide in purchasing natural gas hereunder.

                            VIII.
                            NOTICES

8.l Until PANDA is otherwise notified in writing by NGC, notices to NGC shall be addressed to NGC at the address set forth below or at such address as may hereafter by named:

                   Natural Gas Clearinghouse
                   13430 Northwest Freeway Suite 1200
                   Houston, Texas 77040
                   Telephone: (713) 744-1730
                   Telecopier: (713) 744-1795

8.2 Until NGC is otherwise notified in writing by PANDA, notices to PANDA shall be addressed to PANDA at the address set forth below or at such other address as may hereafter by named:
                   Panda-Rosemary Corporation
                   Attn: Natural Resources Department
                   4100 Spring Valley Rd.
                   Suite 1001
                   Dallas, Texas 75244
                   Telephone: (214) 980-7l59
                   Telecopier: (214) 980-6815

8.3 Notices may be given by facsimile transmission or in writing, postage prepaid and addressed to the last known address of the party being notified. All notices and invoices shall be considered delivered when actually received. Any notice to suspend, terminate or extend this Agreement shall be sent by United States Mail, postage prepaid, certified, return receipt requested, to the last known address of the party being notified.

8.4 For so long as PANDA shall have outstanding and unpaid any financing liabilities relating to the Facilities to any person, firm or entity (hereafter called "Financiers"), NGC
shall  not  suspend   perforance  under or  terminate  this
Agreement until sixty (60) days following each Financier's receipt of NGC notification to such effect (such notice to be sent postage prepaid, certified, return receipt requested to the last known address of each Financer). NGC shall not suspend performance under or terminate this Agreement if, after notice thereof and prior to any effective date of such suspension or termination, Financiers, or any of them, have either: (a) caused the condition precipitating the notice of breach or termination to be cured; or (b) assumed all obligations of PANDA under this Agreement.

                          ARTICLE IX.
                        INDEMNIFICATION

9.1 Each party ("Indemnitor") shall indemnify, defend and hold harmless the other party ("Indemnitee"), and their officers, directors, employees, heirs successors and administrators from and against any and all claims, demands, suits, actions, liabilities, losses, damages, judgments, and/or legal or other expenses (collectively "Claims") which may arise from or in connection with the performance or non-performance of their obligations hereunder. If a Claim is asserted or action brought against Indemnitee as to which it believes it is entitled to indemnification under this Article, Indemnitee shall promptly notify Indemnitor in writing of such Claim. Prompt notice as contemplated in the preceding sentence shall mean such notice as would be required to enable Indemnitor to assert and prosecute appropriate defenses relative to such Claim or action in a timely manner. If Indemnitee fails to give Indemnitor prompt notice of any claim or action as provided in this Section, Indemnitor shall have no obligation to indemnify pursuant to this Article. Upon receipt of such notice request for indemnification, Indemnitor shall promptly make a determination of whether it is required to indemnify and shall promptly notify Indemnitee in writing of that determination.

                          ARTICLE X.
                REPRESENTATIONS AND WARRANTIES

10.1   NGC   represents and warrants the following to  PANDA:
That  it   is   a  general  partnership  duly  organized  and
existing under the laws of the State of Colorado possessing the power to do business in North Carolina as well as each state in which it will purchase gas and No. 2 fuel oil for the Facility; that it is solvent and has not sought protection from its creditors in Bankruptcy that each of the general partners is solvent and has not sought protection from its creditors in Bankruptcy; that it has the power to enter into this Agreement; that all actions required to enter and to perform this Agreement have been taken or will be taken when required; that the party executing this Agreement on behalf of NGC is duly authorized and empowered to bind NGC hereto; and, that there are no impediments of any sort to NGC's entering into this Agreement.

10.2   PANDA represents and warrants the following  to   NGC:
That  it  is   a  duly  incorporated  and  validly   existing
Delaware  corporation   qualified  to  do  business  in   the
State of North Carolina; that it is solvent and has not sought protection from its creditors in Bankruptcy; that is has the power to enter into this agreement; that all actions required to enter and to perform this Agreement have been taken or will be taken when required; that the party executing this Agreement on behalf of PANDA is duly authorized and empowered to bind PANDA hereto; and that there are no impediments of any sort to PANDA's entering into this Agreement.

                          ARTICLE XI.
                         FORCE MAJEURE

11.1 In the event that either party hereto is prevented from carrying out its material duties and obligations hereunder by the occurrence of an event beyond the control of and not the fault of such party ("Force Majeure"), then the affected party shall promptly give notice, full particulars and remedial actions being taken to correct such event of Force Majeure to the other party and the affected party shall take all steps reasonably necessary to correct the condition causing the Force
Majeure.   The   party  receiving notice of  the   event   of
Force Majeure shall have the right, to terminate this Agreement if the event of Force Majeure continues for ninety (90) days, upon giving the affected party thirty
(30) days written notice to such effect, unless the affected party is able to resolve the condition of Force Majeure and resume performance of its duties hereunder within such thirty (30) day period. In no event shall the failure to pay sums of money due and owing hereunder be excused by any event of Force Majeure.

                         ARTICLE XII.
                   MISCELLANEOUS PROVISIONS

12.1 No waiver by either party of one or more defaults or breaches by the other party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other or further default or breach, whether of a like or of a different character.

12.2 This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of the respective parties hereto. No assignment or sale of any interest shall be effective until the remaining party hereto has received written notice to such effect. No assignment or sale of interest shall relieve the assigning party of its obligations hereunder without the written consent of the remaining party hereto; provided, however, that NGC hereby grants its consent to and agrees to look to Financier in the event that Financier assumes operational control and/or ownership of the Facilities during the term hereof. Nothing in this
Agreement shall be construed to prohibit PANDA from assigning or pledging this Agreement as additional security for certain loans made or to be made to PANDA by Financier relative to the development and operation of the Facility.

12.3 This Agreement constitutes the entire agreement between the parties and supersedes all previous contracts, agreements and understanding between the parties both written and oral. This Agreement may not be amended except in writing and executed by both parties hereto.

12.4 This Agreement may be executed in multiple originals, each of which, when taken together, shall be construed as a complete original.

12.5 In interpreting this Agreement, it is acknowledged that it was prepared jointly by both parties hereto and not to the exclusion of one party by the other and that in preparing this Agreement, each party had access to its own counsel.

12.6 It is not the purpose of the parties to create a partnership, joint venture or association, or the relationship of agency or employer-employee unless and except as otherwise expressly provided herein. Neither this Agreement nor any dealings hereunder shall be construed or considered as creating such relationship.

12.7 This Agreement shall be governed by the laws of the State of Texas.

12.8  Neither party shall be liable for consequential damages
for   failure   to   perform   its   obligations   hereunder.
PANDA's   sole remedy  for NGC's failure to perform shall  be
the termination  of this Agreement.

12.9   PANDA   will   not,  during  the  duration   of   this
Agreement,  contract  with  any  other party or  entity   for
fuel  management services.

12.10 The parties hereto recognize that execution of additional amendments, clarifications, documentation, assignments, mortgages, pledges and other evidences of security herein may be required from time to time by Financier. PANDA and NGC agree to promptly execute each such instrument requested by Financier from time to time and at all times during the continuance of this Agreement.

12.11 This Agreement shall remain confidential during the Term hereof and neither party shall disclose any of the terms, conditions, obligations, duties promises, benefits or liabilities set forth in this Agreement without the express prior written permission of the remaining party hereto; except, however, that each party shall be free to disclose such facts as may be required by applicable statute, rule, regulation or by loan agreements of either party's lenders or either of the parties hereto, without need of securing the prior permission of the other party hereto.

         IN  WITNESS WHEREOF, this instrument is executed  in
duplicate   originals  as  of  the  date  first   hereinabove
written.
                   BUYER:         PANDA-ROSEMARY CORPORATION
                                  Robert W. Carter
                                  President


                                  Attest




                                  NATURAL GAS CLEARINGHOUSE


                                  By:   Stephen W. Bergstrom
                                  Its:  Executive Vice President
                                        Marketing & Supply

                                  Attest